Exhibit 99.2

CONSOLIDATED FIVE-YEAR REVIEW, RESTATED FOR DISCONTINUED OPERATIONS (unaudited)

	(millions of U.S. dollars except per share amounts)

	2000		1999		1998		1997		1996

Results of Operations

Revenues	$27,853		$19,628		$16,084		$13,857		$11,399

Research and development expense	3,626		2,724		2,318		2,079		1,745

Other income (expense) — net	835		236		201		(54)		66

Income tax provision	1,200		576		488		368		203

Net earnings (loss) from continuing operations	(871	)(1)	(230	)(2)	(561	)(3)	683	(4)	560

Net earnings (loss) from discontinued operations-net of tax	(414)		(94)		(689)		29		4

Dividends on preferred shares	31		27		32		17		4

Net earnings (loss) applicable to common shares	(1,316	)(1)	(351	)(2)	(1,282	)(3)	695	(4)	560

Financial Position at December 31

Total assets	$30,912		$24,007		$21,828		$12,250		$10,720

Long-term debt	1,622		1,426		1,529		1,635		1,558

Minority interest in subsidiary companies	161		45		91		94		97

Preferred shares	609		609		609		609		367

Common shareholders’ equity	17,959		13,072		12,190		4,517		4,304

Book value per common share	12.36		9.49		9.19		4.35		4.14

(1)	Includes the following:

	– Acquisition Related Costs (in-process research and development expense and the amortization of acquired technology and goodwill from all acquisitions subsequent to July 1998)	$(3,879)

	– stock option compensation	$(99)

	– one-time gains	$856

	– one-time charges	$(269)

	– net tax impact on above	$(11)

(2)	Includes the following:

	– Acquisition Related Costs	$(2,075)

	– one-time gains	$264

	– one-time charges	$(174)

	– net tax impact on above	$222

(3)	Includes the following:

	– Acquisition Related Costs	$(1,809)

	– one-time gains	$441

	– one-time charges	$(353)

	– net tax impact on above	$66

(4)	– Includes the following:

	– one-time gains	$102

	– one-time charges	$(95)

	– net tax impact on above	$(1)